Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Syndax Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2015 Omnibus Incentive Plan (Common Stock, $0.0001 par value per share)	Other	2,198,134(2)	$15.78(4)	$34,686,554.52(4)	$92.70 per $1,000,000	$3,215.45
Equity	2015 Employee Stock Purchase Plan (Common Stock, $0.0001 par value per share)	Other	250,000(3)	$15.78(4)	$3,945,000(4)	$92.70 per $1,000,000	$365.71
Total Offering Amounts					$38,631,554.52		$3,581.16
Total Fee Offsets							—
Net Fee Due							$3,581.16

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Syndax Pharmaceuticals, Inc.’s (the “Registrant”) outstanding shares of common stock.

(2)

Represents additional shares of the Registrant’s common stock reserved for future grant under the Syndax Pharmaceuticals, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the 2015 Plan. The 2015 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2015 Plan on January 1, from 2017 until the expiration of the 2015 Plan. The number of shares added each year will be equal to the lesser of: (a) 4% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding calendar year; and (b) the number of shares of the Registrant’s common stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Represents additional shares of the Registrant’s common stock reserved for issuance under the Syndax Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, from 2017 until the expiration of the ESPP. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding calendar year; (b) 250,000 shares of the Registrant’s common stock; and (c) a number of shares of the Registrant’s common stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 25, 2022.